UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2019

AUDIOEYE, INC.

(Exact name of registrant as specified in charter)

Delaware	001-38640	20-2939845
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5210 E. Williams Circle, Suite 750 Tucson, Arizona 85711

(866) 331-5324

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On February 27, 2019, the Board of Directors (the “Board”) of AudioEye, Inc. (“AudioEye” or the “Company”) appointed Sean Bradley to the position of Chief Strategy Officer. Upon such appointment, Mr. Bradley ceased to serve as the Company’s Chief Technology Officer. Mr. Bradley, a co-founder of the Company, continues to serve as the Company’s President and Secretary in addition to now serving as Chief Strategy Officer.

(c)

On February 27, 2019, the Board designated Lonny Sternberg, the Company’s Chief Operating Officer, as an executive officer of the Company in that position. Mr. Sternberg, age 38, joined the Company in October 2014 as Operations Manager. He held that position until October 2015, at which time he became Director of Operations. Mr. Sternberg served as Director of Operations from October 2015 through December 2016, and subsequently served as Vice President of Operations from January 2017 until January 2018. In January 2018, Mr. Sternberg was promoted to the position of Chief Operating Officer and, as reported above in this Item 5.02, on February 27, 2019, the Board designated him as an executive officer in that position. Prior to joining AudioEye, Mr. Sternberg had most recently served as Director of Sales and Marketing of Simply Bits, a business technology solutions company.

There are no arrangements or understandings between Mr. Sternberg and any other person pursuant to which Mr. Sternberg was selected as an officer of the Company. There are no family relationships between Mr. Sternberg and any director or executive officer of the Company. Mr. Sternberg is not and has not been a party to any transaction required to be disclosed herein pursuant to Item 404(a) of Regulation S-K.

(d)

On February 28, 2019, the Company entered into an Executive Employment Agreement (the “Employment Agreement”) with Lonny Sternberg pursuant to which Mr. Sternberg continued his employment with the Company on the terms and conditions set forth therein. The Employment Agreement, which is deemed to have become effective on January 1, 2019, provides for a one-year term unless earlier terminated as provided therein. Under the Employment Agreement, Mr. Sternberg receives a base annual salary of $190,000 and is eligible to be granted (i) a bonus or bonuses at the sole discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”) and (ii) awards under the Company’s equity incentive compensation plans as the Compensation Committee may from time to time determine. The Employment Agreement provides that, in the event the Company terminates Mr. Sternberg’s employment without “cause” or Mr. Sternberg terminates his employment for “good reason” (as each such term is defined in the Employment Agreement), Mr. Sternberg will be entitled to receive a severance benefit in an aggregate amount equal to his base salary during the 12 months prior to termination, which benefit would be payable over a 12-month period.

(e)

On February 27, 2019, the Company entered into an Executive Employment Agreement (the “New Employment Agreement”) with Sean Bradley pursuant to which Mr. Bradley continued his employment with the Company on the terms and conditions set forth therein. The New Employment Agreement replaces the Executive Employment Agreement, dated as of February 13, 2018, between the Company and Mr. Bradley. The New Employment Agreement, which is deemed to have become effective on January 1, 2019, provides for a one-year term unless earlier terminated as provided therein. Under the New Employment Agreement, Mr. Bradley receives a base annual salary of $210,000 and is eligible to be granted (i) a bonus or bonuses at the sole discretion of the Board or the Compensation Committee and (ii) awards under the Company’s equity incentive compensation plans as the Compensation Committee may from time to time determine. The New Employment Agreement provides that, in the event the Company terminates Mr. Bradley’s employment without “cause” or Mr. Bradley terminates his employment for “good reason” (as each such term is defined in the New Employment Agreement), Mr. Bradley will be entitled to receive a severance benefit in an aggregate amount equal to his base salary during the 12 months prior to termination, which benefit would be payable over a 12-month period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2019	By:	/s/ TODD BANKOFIER
Todd Bankofier
Chief Executive Officer